United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☒   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
Duff  & Phelps Select Energy MLP Fund Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Information with respect to the tax fees for Duff & Phelps Select Energy MLP Fund Inc.

The tax fees reported in Duff & Phelps Select Energy MLP Fund Inc. (DSE) proxy statement for 2016 are $145,750, which is comprised of the following:

US (federal) tax returns	$27,000
State tax returns	$36,750
State tax apportionment services	$82,000

The level of DSE’s tax fees are due both to its registration as a taxable “C” corporation (as opposed to a registered investment company); and since it is almost 100% invested in master limited partnerships (“MLPs”). The MLPs issue K-1s which have a more complex tax profile than most investments and the nature of most of the MLPs’ businesses, pipelines that pass through multiple States, lead to complex issues of nexus and state tax liability. Each State has differing tax methods which can be based on three factors or some combination of factors for: (i) sales; (ii) payroll and/or (iii) property.  State apportionment services include researching each MLP annually and determining what portion of the partnership is taxable in each state and calculating the type of tax. Further, DSE as a limited partner in each of the MLP’s in which it invests must also determine the apportionment to each State. DSE considers these tax fees to have been incurred for the sole purpose of helping it comply with applicable State and Federal tax codes.